CODE OF CONDUCT
FOR
DIRECTORS AND EMPLOYEES
OF
HARRIS & HARRIS GROUP, INC.

Harris & Harris Group, Inc. (the "Company") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure -- financial and otherwise -- in compliance with applicable law.  This Code of Conduct, which is applicable to the Company's Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, "Senior Officers"), the Company's Board of Directors (the "Board") and all other employees (collectively, "Covered Persons"), sets forth policies to guide you in the performance of your duties.

As a Covered Person, you must comply with applicable law.  You also have a responsibility to conduct yourself in an honest and ethical manner.  The Senior Officers also have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code of Conduct recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Company govern your conduct in connection with many of the conflict of interest situations that may arise in connection with the operations of the Company, including:

•	the Investment Company Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "1940 Act"); and

•	the Code of Ethics Pursuant to Rule 17j-1 under the 1940 Act (collectively, the "Company's 1940 Act Code of Ethics").

The provisions of the 1940 Act and the 1940 Act Codes of Ethics are referred to herein collectively as the "Additional Conflict Rules."

This Code of Conduct is different from, and is intended to supplement, the Additional Conflict Rules.  Accordingly, a violation of the Additional Conflict Rules by a Covered Person is hereby deemed not to be a violation of this Code of Conduct, unless and until the Board shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Conduct.

Covered Persons Should Act Honestly and Candidly

Each Covered Person has a responsibility to the Company to act with integrity.  Integrity requires, among other things, being honest and candid.  Deceit and subordination of principle are inconsistent with integrity.

Each Covered Person must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•
comply with the laws, rules and regulations that govern the conduct of the Company's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance With Code Of Conduct"; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code of Conduct occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company.

Covered Persons are expected to use objective and unbiased standards when making decisions that affect the Company.  You are required to conduct the business of the Company in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships.  When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Company where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Conduct.

If you are in doubt as to the application or interpretation of this Code of Conduct to you as a Covered Person of the Company, you should make full disclosure of all relevant facts and circumstances to the Chief Compliance Officer and obtain his or her approval prior to taking action.  In material situations, the Chief Compliance Officer should consult with the Chair of the Audit Committee if practicable prior to making a determination.

Some conflict of interest situations that should always be approved include the following:

•
the receipt of any entertainment or non-nominal gift by the Covered Person, or a member of his or her immediate family, from any company with which the Company has current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers; or

•
a direct or indirect financial interest based upon or varying with the level of commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or repurchasing shares.

Disclosures

It is the policy of the Company to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or a national securities exchange, and in all other public communications made by the Company.  As a Covered Person, you are required to promote compliance with this policy and to abide by the Company's standards, policies and procedures designed to promote compliance with this policy.

Each Covered Person must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including to the Board members, the Company's independent auditors, the Company's counsel, governmental regulators or self-regulatory organizations.

Each Senior Officer must familiarize himself or herself with the disclosure requirements applicable to the Company and its policies in that regard as well as the business and financial operations of the Company.

Compliance With Code Of Conduct

If you know of or suspect a violation of this Code of Conduct or other laws, regulations, policies or procedures applicable to the Company, you must report that information on a timely basis to the Chief Compliance Officer or the Chair of the Audit Committee or report it anonymously by following the "whistle blower" policies adopted by the Company from time to time.  No one will be subject to retaliation because of a good faith report of a suspected violation.

The Company will follow these procedures in investigating and enforcing this Code of Conduct, and in reporting on this Code of Conduct:

•	the Chief Compliance Officer or the Chair of the Audit Committee will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations by a Senior Officer and material violations by other Covered Persons will be reported to the Board after such investigation;

•
if the Chief Compliance Officer or Chair of the Audit Committee determines that a violation has occurred, he or she will take all appropriate disciplinary or preventive action, which shall follow review by the Board in situations that are material; and

•
appropriate disciplinary or preventive action may include a letter of censure, reduction in compensation, damages, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers Of Code Of Conduct

Except as otherwise provided in this Code of Conduct, the Chief Compliance Officer is responsible for applying this Code of Conduct to specific situations in which questions are presented and has the authority to interpret this Code of Conduct in any particular situation.  Such responsibility is shared with the Chair of the Audit Committee.  One or both such persons shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Conduct.

The Chief Compliance Officer and the Chair of the Audit Committee are authorized to consult, as appropriate, with the Independent Directors, other members of management and with counsel.

The Board is responsible for granting waivers of this Code of Conduct with respect to Senior Officers.  Any changes to or waivers for Senior Officers of this Code of Conduct will, to the extent required, be disclosed on Form 10-K, or otherwise, as provided by Securities and Exchange Commission rules.

Recordkeeping

The Company will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board:

•	that provided the basis for any amendment to or waiver for a Senior Officer of this Code of Conduct; and

•
relating to any violation of this Code of Conduct and sanctions imposed for such violation, together with a written record of the approval or action taken by the Chair of the Audit Committee or the Board.

Confidentiality

All reports and records prepared or maintained pursuant to this Code of Conduct shall be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code of Conduct, such matters shall not be disclosed to anyone other than the Company and its counsel and any other advisors, consultants or counsel retained by the Board or any committee of the Board.

Amendments

This Code of Conduct may not be amended except in written form, which is specifically approved by a majority vote of the Board, including a majority of the Independent Directors.

No Rights Created

This Code of Conduct is a statement of certain fundamental principles, policies and procedures that govern each of the Covered Persons in the conduct of the Company's business.  It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Adopted May 2004 Revised September 2004

ACKNOWLEDGEMENT FORM

I have received and read the Code of Conduct for Directors and Employees, and I understand its contents.  I agree to comply fully with the standards contained in the Code of Conduct and the Company's related policies and procedures .  I understand that I have an obligation to report any suspected violations of the Code of Conduct on a timely basis to the Chair of the Audit Committee or report it anonymously by following the "whistleblower" policies adopted by the Company from time to time.

______________________________________ Printed Name ______________________________________ Signature ______________________________________ Date